UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 1, 2022
____________________

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification No.

001-09057	WEC ENERGY GROUP, INC.	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	WEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Performance Measures for Annual Incentive Compensation

On December 1, 2022, pursuant to the terms of the WEC Energy Group Short-Term Performance Plan, as amended and restated effective as of January 1, 2019 (the “STPP”), the Compensation Committee of WEC Energy Group, Inc.’s (“WEC Energy” or the “Company”) Board of Directors (the “Compensation Committee”) established the overall performance measures and their respective weighting for the upcoming 2023 plan year. For officers of WEC Energy and WEC Business Services LLC, the 2023 annual incentive under the STPP will be primarily dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings per share (75% weight) and cash flow (25% weight). Awards can be increased or decreased by up to 10% based upon performance in the operational and social areas of customer satisfaction (5%), safety (2.5%) and supplier and workforce diversity (2.5%) for the entire family of WEC Energy companies.

For those officers whose positions primarily relate to utility operations in Wisconsin, the 2022 annual incentive under the STPP will be dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings per share (25% weight) and cash flow (25% weight), as well as against targets for the aggregate net income of WEC Energy’s Wisconsin utility operations (50% weight). Awards for these officers can be increased or decreased by up to 10% based upon performance in the operational and social areas of customer satisfaction (5%), safety (2.5%) and supplier diversity (1.25%) for WEC Energy’s Wisconsin utility operations, as well as workforce diversity (1.25%) for the entire family of WEC Energy companies.

Amendments to Performance Unit Plan

On December 1, 2022, the Compensation Committee amended and restated the WEC Energy Group Performance Unit Plan, effective as of January 1, 2023 (the “Amended PUP”).

Under the current performance unit plan, performance units vest based upon the Company’s level of “total shareholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period, and may be adjusted based upon the Company’s performance against one or more additional performance measures. Vesting percentages may range from zero to 185%.

Pursuant to the Amended PUP, performance units will vest based upon the Company’s performance during a three-year period against one or more performance measures selected by the Compensation Committee at the beginning of the performance period. The Compensation Committee may determine achievement of a performance measure on an annual basis or over the entire three-year performance period. The Compensation Committee will determine the vesting percentages of the performance units, and performance measures may have the same or different weightings with respect to performance unit vesting. Achievement within a performance measure may be determined based upon the Company’s rank in comparison to a peer group of companies or by reaching stated levels of performance. The Compensation Committee will also select the target(s) for each performance measure and the potential impact to the vesting percentage based on achievement of the performance measure(s) relative to the selected target(s). In no event will the vesting percentage over the three-year performance period be less than zero or more than 200%.

The foregoing description of the Amended PUP is qualified by reference to the full text of such document, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Performance Measures for 2023 Performance Unit Awards

Pursuant to the terms of the Amended PUP, on December 1, 2022, the Compensation Committee selected the Company’s performance measured against total shareholder return over a three-year performance period as compared to the total shareholder return of a custom peer group of companies (55%) and performance against the weighted average authorized return on equity of all of WEC Energy’s utility subsidiaries (45%) as performance measures for the 2023 performance unit awards. The Compensation Committee also selected the level of the Company’s stock price to earnings ratio compared to its peer companies as a performance measure that can increase the vesting percentage by 25%. In no event will the performance unit vesting percentage be greater than 200% of the target award.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	WEC Energy Group Performance Unit Plan (amended and restated effective as of January 1, 2023)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEC ENERGY GROUP, INC.
(Registrant)

/s/ William J. Guc
Date: December 2, 2022	William J. Guc, Vice President and Controller

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